                            ARTICLES OF INCORPORATION

                                       OF

                       Cinergy Retail Power General, Inc.

     The  undersigned,  for the purpose of  organizing a  corporation  under the
Business Corporation Act of the State of Texas, certifies:

          FIRST: The name of the corporation is:

                       Cinergy Retail Power General, Inc.

          SECOND: The name of its registered agent is CT Corporation System. The business address of the registered office and the registered office address is CT Corporation System, 1021 Main Street, Suite 1150, Houston, TX 77002.

          THIRD: The following four (4) directors constituting the initial board of directors,  shall serve as directors  until the first annual  meeting of shareholders or until their successors are elected and qualified, are:

                                            James E. Rogers
                                            Michael J. Cyrus
                                            Donald B. Ingle, Jr.
                                            Charles J. Winger

          Their address is: 139 East Fourth Street, Cincinnati, OH 45202

          FOURTH:  The total  number of shares of stock,  which the  corporation shall have  authority  to issue,  is five  hundred  (500)  shares of common stock, without par value.

          FIFTH:  The  corporation  will  not  commence  business  until  it has received for the issuance of its shares  consideration  of the value of one thousand dollars ($1,000.00).

          SIXTH: The period of duration of the corporation shall be perpetual.

          SEVENTH: The purpose of the corporation is to engage in any lawful act or activity  for which  corporations  may be  organized  under the Business
     Corporation Act of the State of Texas.

          EIGHTH:  The name and mailing  address of the  incorporator is Cecilia
     Temple, 139 East Fourth Street, 25 AT II, Cincinnati, Ohio 45202.

     The undersigned  incorporator signs these articles of incorporation subject to the penalty imposed by article 10.02, Texas Business Corporation Act, for the submission of a false or fraudulent document.

                                                              /s/ Cecilia Temple
                                                              ------------------
                                                              Cecilia Temple
                                                              Sole Incorporator